News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 2, 2016 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2016.

The Company reported net income of $351,000 for the three months ended September 30, 2016, which reflected an 8.7% increase compared to net income of $323,000 for the three months ended September 30, 2015. The Company also reported net income for the year ended September 30, 2016 of $1,091,000, which reflected an 21.6% increase compared to net income of $897,000 for the year ended September 30, 2015. The basic and diluted earnings per share were $0.06 and $0.19 for the three and twelve months ended September 30, 2016, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2015 of $0.06 and $0.15, respectively.

“Magyar Bancorp is pleased to report very strong results for fiscal year 2016”, stated John Fitzgerald, President and Chief Executive Officer.  “Our focus on balance sheet improvement resulted in a 26% reduction in total non-performing assets on a year over year basis, and our non-performing loans to total loans receivable fell to 0.92% as of September 30, 2016.

Mr. Fitzgerald added, “Along with this balance sheet improvement, Magyar was able to grow the Bank’s loan portfolio which played a key role in boosting core earnings during the year. Total loans receivable increased 8% during 2016, while our net income rose 21.6% for the year.”

Mr. Fitzgerald continued, “Looking ahead to 2017, Magyar expects to continue to make strides in reducing our remaining portfolio of other real estate owned assets, while also identifying new loan opportunities to further improve the Bank’s earnings.”

Results of Operations

Net income increased by $28,000, or 9%, during the three-month period ended September 30, 2016 compared with the three-month period ended September 30, 2015 and by $194,000, or 22%, during the year ended September 30, 2016 compared with the year ended September 30, 2015. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $219,000 to $4.4 million for the three months ended September 30, 2016 and to higher non-interest income, which increased $36,000 to $510,000 for the three months ended September 30, 2016. Provisions for loan loss for the three months ended September 30, 2016 increased $148,000 to $477,000, while non-interest expenses increased $29,000 to $3.9 million.

The increase in net income between the twelve month periods was also attributable to higher net interest and dividend income, which increased $678,000, and non-interest income, which increased $155,000, between the annual periods. Provisions for loan loss for the twelve months ended September 30, 2016 increased $102,000 to $1.4 million, while non-interest expenses increased $286,000 to $15.9 million.

The Company’s net interest margin declined by 5 basis points to 3.32% for the quarter ended September 30, 2016 compared to 3.37% for the quarter ended September 30, 2015. For the year ended September 30, 2016, the net interest margin declined by 8 basis points to 3.27% from the prior year period. The Company has experienced lower yields on earning assets due to lower market interest rates while competition for deposits resulted in an increase in the costs of funding.

The provision for loan losses was $477,000 for the three months ended September 30, 2016 compared to $329,000 for the three months ended September 30, 2015. Net charge-offs were $321,000 for the three months ended September 30, 2016 compared to $409,000 for the three months ended September 30, 2015. The increase in provisions was attributable to growth in net loans receivable. The provision for loan losses was $1.4 million for the year ended September 30, 2016 compared to $1.3 million for the year ended September 30, 2015. There were net charge-offs of $1.2 million for both years ended September 30, 2016 and 2015.

Non-interest income increased $36,000 during the three months ended September 30, 2016 from higher net gains on the sales of loans, which were $160,000 for the three months ended September 30, 2016 compared with $126,000 for the three months ended September 30, 2015. Non-interest income increased $155,000 during the year ended September 30, 2016 due to higher gains on the sales of assets, which were $697,000 for the twelve months ended September 30, 2016 compared with $584,000 for the twelve months ended September 30, 2015.

Non-interest expense increased $29,000 during the three months ended September 30, 2016 from the prior year period due to higher compensation and employee benefits expense. Non-interest expense increased $286,000, or 1.8%, to $15.9 million for the year ended September 30, 2016 compared to $15.6 million for the year ended September 30, 2015 due to higher compensation and other real estate owned expenses. Compensation and benefit expenses increased $342,000, or 4.2%, to $8.5 million due to annual merit increases, higher incentive plan accruals, and higher pension expense than the prior year period. Other real estate owned expenses increased $323,000, or 72.3%, to $770,000 due to $301,000 in valuation allowances recorded during the year on properties that were re-appraised at lower values.

Balance Sheet Comparison

Total assets increased $16.2 million, or 2.9%, to $584.4 million during the three months ended September 30, 2016. The quarterly increase was attributable to higher loans receivable, net of allowance of loss, which increased $15.5 million and higher interest bearing deposits with banks, which increased $6.1 million. Partially offsetting these increases was a $2.8 million decrease in investment securities and a $1.6 million decrease in other real estate owned. Total assets increased $33.8 million, or 6.1%, during the twelve months ended September 30, 2016. The increase was attributable to a $34.4 million increase in loans receivable, net of allowance of loss and higher interest bearing deposits with banks of $3.8 million, partially offset by a $4.1 million decrease in other real estate owned.

Total loans receivable at September 30, 2016 were comprised of $199.5 million (43.6%) in commercial real estate loans, $173.2 million (37.8%) in 1-4 family residential mortgage loans, $38.9 million (8.5%) in commercial business loans, $31.3 million (6.8%) in home equity lines of credit and other loans, and $14.9 million (3.3%) in construction loans. Total loans receivable at September 30, 2015 were comprised of $173.9 million (41.0%) in commercial real estate loans, $169.8 million (40.1%) in 1-4 family residential mortgage loans, $41.5 million (9.8%) in commercial business loans, $31.4 million (7.5%) in home equity lines of credit and other loans, and $6.7 million (1.6%) in construction loans.

During the quarter our total non-performing loans increased $263,000 to $4.2 million at September 30, 2016 from $3.9 million at June 30, 2016. The increase was the result of four new loans secured by residential real estate totaling $637,000, offset by loan payments and charge-offs.

Total non-performing loans decreased by $1.7 million to $4.2 million during the year ended September 30, 2016 from $5.9 million at September 30, 2015. At September 30, 2016, non-performing loans consisted of thirteen loans secured by 1-4 family residential mortgage and home equity lines of credit properties totaling $2.8 million, three commercial real estate loans totaling $443,000, and one commercial business loans totaling $997,000. The ratio of non-performing loans to total loans was 0.9% at September 30, 2016 compared to 1.4% at September 30, 2015.

The allowance for loan losses increased by $156,000 during the three months ended September 30, 2016 and by $170,000 during the twelve months ended September 30, 2016 to $3.1 million. The increases were attributable to growth in total loans receivable.

The allowance for loan losses as a percentage of non-performing loans increased to 72.6% at September 30, 2016 compared with 48.9% at September 30, 2015. At September 30, 2016 our allowance for loan losses as a percentage of total loans was 0.67%, compared with 0.68% at September 30, 2015. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

At September 30, 2016, investment securities were $58.2 million, reflecting a decrease of $2.8 million from June 30, 2016 and a decrease of $510,000 from September 30, 2015. Investment securities at September 30, 2016 consisted of $50.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.0 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $600,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2016.

Other real estate owned (“OREO”) decreased $1.6 million to $12.1 million during the quarter ended September 30, 2016 resulting from the sales of four properties totaling $1.6 million. Year-to-date, OREO decreased $4.1 million resulting from the sales of twenty properties totaling $4.7 million. The Company added four properties totaling $1.8 million during the year from the foreclosure of real estate collateralizing non-performing loans.

OREO at September 30, 2016 consisted of eighteen residential properties (twelve of which were leased), seven real estate lands and lots approved for the construction of residential homes, five commercial real estate buildings. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, marketing the properties for individual sale, or selling properties to an investor and/or developer.

Total deposits increased $20.5 million and $26.4 million during the three and twelve months ended September 30, 2016, respectively, to $492.7 million. The expansion in deposits during the twelve months ended September 30, 2016 occurred in money market account balances, which increased $10.9 million, or 10.5%, in savings account balances, which increased $10.5 million, or 11.7%, in non-interest checking account balances, which increased $7.4 million, or 8.4%, and in interest-bearing checking account balances, which increased $6.7 million, or 16.2%. Partially offsetting these increases was a $9.1 million, or 6.4%, decreases in certificates of deposit (including individual retirement accounts). Deposits accounted for 84.3% of assets and 108.3% of net loans receivable at September 30, 2016.

At September 30, 2016, the Company held $13.9 million in brokered certificates of deposit, compared with $11.5 million at September 30, 2015.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, decreased $5.0 million during the three months ended September 30, 2016 and increased $4.4 million during the twelve months ended September 30, 2016 to $36.0 million, or 6.2% of assets.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2016. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2016, reducing outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.20 at September 30, 2016 from $8.02 at September 30, 2015. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Income Statement Data:
Interest and dividend income	$5,296	$5,008	$20,451	$19,437
Interest expense	908	839	3,532	3,196
Net interest and dividend income	4,388	4,169	16,919	16,241
Provision for loan losses	477	329	1,366	1,264
Net interest and dividend income after
provision for loan losses	3,911	3,840	15,553	14,977
Non-interest income	510	474	2,145	1,990
Non-interest expense	3,850	3,821	15,943	15,657
Income before income tax expense	571	493	1,755	1,310
Income tax expense	220	170	664	413
Net income	$351	$323	$1,091	$897

Per Share Data:
Basic earnings per share	$0.06	$0.06	$0.19	$0.15
Diluted earnings per share	$0.06	$0.06	$0.19	$0.15
Book value per share, at period end	$8.20	$8.02	$8.20	$8.02

Selected Ratios (annualized):
Return on average assets	0.24%	0.24%	0.19%	0.17%
Return on average equity	2.98%	2.78%	2.28%	1.91%
Net interest margin	3.32%	3.37%	3.27%	3.35%

	September 30,	June 30,	September 30,
	2016	2016	2015
Balance Sheet Data:
Assets	$584,377	$568,169	$550,565
Loans receivable	458,087	442,433	423,482
Allowance for loan losses	3,056	2,900	2,886
Investment securities - available for sale, at fair value	5,234	5,565	6,064
Investment securities - held to maturity, at cost	52,934	55,391	52,614
Deposits	492,650	472,146	466,269
Borrowings	36,040	41,040	31,594
Shareholders' Equity	47,725	47,503	46,669

Asset Quality Data:
Non-performing loans	$4,207	$3,944	$5,897
Other real estate owned	12,082	13,725	16,192
Total non-performing assets	16,289	17,669	22,089
Allowance for loan losses to non-performing loans	72.64%	73.53%	48.94%
Allowance for loan losses to total loans receivable	0.67%	0.66%	0.68%
Non-performing loans to total loans receivable	0.92%	0.89%	1.39%
Non-performing assets to total assets	2.79%	3.11%	4.01%
Non-performing assets to total equity	34.13%	37.20%	47.33%